ARTICLES OF AMENDMENT

JF CHINA REGION FUND, INC.

 (1)

(2)	JF CHINA REGION FUND, INC.

a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

(3) The charter of the corporation is hereby amended as follows:

FIRST:         The Articles of Incorporation filed for record with the SDAT on May 22, 1992 (the “Articles of Incorporation”), as amended by the Amended Articles of Incorporation of the Corporation filed for record with the State Department of Assessments and Taxation of Maryland (“SDAT”) on May 28, 1992 (the “Amended Articles of Incorporation”) and revived by the Articles of Revival of the Corporation filed for record with the SDAT on April 26, 1996 (the “Articles of Revival”), and as amended by the Articles of Amendment of the Corporation filed for record with the SDAT on October 9, 2003 (the “Second Amended Articles of Incorporation”, and together with the Amended Articles of Incorporation and the Articles of Revival, the “Charter”), is hereby amended to provide that the name of the Corporation is changed to JPMorgan China Region Fund, Inc.

SECOND:    The foregoing amendment does not increase the authorized stock of the Corporation.

THIRD:        The foregoing amendment to the Charter of the Corporation shall become effective at 9:00 a.m. local time in Baltimore, Maryland, on December 6, 2013.

This amendment of the charter of the corporation has been approved by

The Board of Directors of the Corporation by unanimous written consent and the amendment is

(4) limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation

Law to be made without action by the stockholders.

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act

(5) /s/	(5) /s/
Secretary	President

(6) Return address of filing party
JPMorgan Chase Bank, N.A.
70 Fargo Street, 3 East
Boston, MA 02210
Attention: Regulatory Services